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                                                                    Exhibit 10.1


January 30, 2006

Ingen Technologies, Inc. ("the company")
c/o Scott Sand, CEO & Chairman

Re:  Attorney's representation agreement - General Counsel

Via email attachment only

Dear Mr. Sand,

     This letter is an addendum to our representation agreement dated August 31, 2005. Use of "you" and "your" refers to the company.

     We have agreed that I will become General Counsel for the company. The term of this agreement is the same as our agreement of August 31, 2005 (ending on December 31, 2006). This agreement may be extended by mutual agreement.

     In exchange for becoming General Counsel of the company, we have agreed to the following:

     - Attorney's Errors and Omissions Insurance - a portion of the proceeds of the company's next public offering will be utilized to procure Attorney's Errors and Omissions Insurance. Coverage will be at least as much as the amount of the public offering.

     - I am entitled to an option for 954,545 restricted preferred shares of the company. This letter will serve as the option itself, or you can provide the option on an option form if you'd prefer. This option is for a period of up to five years from the date of this agreement and is exercisable at $0.11 per share. The option is in the name "Wilke LLC."

The option granted cannot be diluted (i.e. no adjustment to the number of shares or the exercise price) based upon any split of the Ingen's common or preferred stock. It is understood that the exercise of this option will dilute Ingen shareholders by the amount of shares so purchased.

The decision about whether to exercise the stock option or any portion thereof is subject to the control of Wilke LLC (my wife and I are the managers). However, we will consult with Ingen management concerning the timing and amount of shares of the exercise of the stock option.


Very Truly Yours,

/s/ Peter Wilke

PETE WILKE


Accord:
Ingen Technologies, Inc.

/s/ Scott Sand
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Scott Sand, CEO & Chairman